Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Karen L. VanDerBosch
Chief Operating Officer &
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. REPORTS 2011 FIRST QUARTER RESULTS
Continued Increase in Year-Over-Year SmartMusic Subscriptions
Minneapolis — May 4, 2011 — MakeMusic, Inc. (NASDAQ: MMUS) today announced financial results for the three months ended March 31, 2011. Net revenues for the first quarter ended March 31, 2011 were $3,994,000, which was comparable to $4,000,000 reported in the first quarter of last year. Net loss for the first quarter of 2011 was $180,000, or $0.04 per basic and diluted share, compared to a net loss of $117,000, or $0.02 per basic and diluted share, in the first quarter of 2010. In the first quarter of 2011, the company reported expenses of $225,000 relating to a patent infringement accrual. There were no comparable expenses in the first quarter of 2010. Income tax benefit was $174,000 for the three months ended March 31, 2011 compared to an income tax benefit of $67,000 for the three months ended March 31, 2010.
SmartMusic® subscriptions increased to 164,836 as of March 31, 2011, an 18% increase over the March 31, 2010 subscription count of 139,363. SmartMusic subscription and accessory revenue continues to represent an increasing share of the company’s revenue and was $1,660,000 for the quarter ended March 31, 2011, a 16% increase over $1,432,000 for the quarter ended March 31, 2010. Total SmartMusic revenue represented 42% of the company’s total revenue in the first quarter of 2011 compared to 36% during the first quarter of 2010.
The following table illustrates the net new SmartMusic subscription data for the quarter ended March 31, 2011:

							Net New
							Subscriptions
				Total			3 months
	12/31/2010	New	Renewed	Renewal	Subscriptions	3/31/2011	ended
	Subscriptions	Subscriptions	Subscriptions	Rate	Ended	Subscriptions	3/31/2011
All Subscribers	162,189	13,322	14,579	58%	25,254	164,836	2,647
Educators	12,360	741	2,026	77%	2,618	12,509	149
Renewed subscriptions are defined as those subscriptions that customers purchase within the two-month period after their prior subscription ended. Because of changes to the start of school from year to year as well as fluctuations in the date that music teachers implement their curriculum, subscribers may have a delay of up to two months in renewing their subscription.

MakeMusic, Inc.
Three-Month Results as of March 31, 2011

“In the first quarter of 2011, total SmartMusic renewal rates declined when compared to prior quarters,” commented Jeff Koch, interim Chief Executive Officer. “However, the educator renewal rate improved to 77% in the first quarter from 66% in the fourth quarter of 2010. We believe that the educator renewal rate is a better indicator of renewal patterns than student renewal rates, since some students leave music programs every year and many of the students who are continuing in the music program transition from one grade level to the next (e.g. from middle school programs to high school programs).”
Total SmartMusic educator accounts reached 9,727 as of March 31, 2011 , a 4% increase over the 9,368 educator accounts in the prior year. The number of educators who had issued SmartMusic assignments increased 15% from 2,340 as of March 31, 2010 to 2,680 as of March 31, 2011. The number of SmartMusic Gradebook™ teachers, defined as teachers who deliver and manage SmartMusic student assignments to 50 students or more, was 1,416 as of March 31, 2011. As of March 31, 2010 the company reported 1,156 Gradebook teachers. The Gradebook teacher growth reflects a 22% annual increase. The number of SmartMusic site agreements increased from 356 as of March 31, 2011 to 506 as of March 31, 2011. Finally, the company released 76 new SmartMusic large ensemble band, jazz ensemble and orchestra titles with pre-authored assignments in the first quarter of 2011.
“We have several SmartMusic initiatives underway that will take place leading up to the back-to-school season,” continued Mr. Koch. “First, we will be releasing SmartMusic 2012 which will provide vocal assessment for the very first time. Choral directors and general music teachers at every level will have access to the same award-winning interactive technology that has been available to band and orchestra directors. On the sales front, we recently instituted a 15-for-12 promotion which allows site agreement customers to purchase a 15-month subscription for the price of a 12-month subscription. This gives our customers a chance to buy a subscription using funds from their 2011 budget rather than waiting to use their 2012 budget at the start of the school year. Finally, we expect to launch a mobile app called SmartMusic InboxTM in the second quarter of 2011. SmartMusic Inbox is an app for Apple/iOS and Android devices which allows SmartMusic teachers to listen to and grade assignments at any time and at any place.”
Notation revenue decreased by $234,000 to $2,334,000 during the first quarter of 2011 compared to $2,568,000 for the same period last year. Notation revenue decreases during the quarter were due to reductions in our sales to distribution partners and direct sales of our Finale® Academic products. Our distribution partner sales were impacted by the earthquake in Japan on March 11, 2011 and we anticipate further reductions on a year-over-year basis on our sales in Japan during 2011. At this time, the full impact on our sales is still indeterminable.

MakeMusic, Inc.
Three-Month Results as of March 31, 2011

Gross profit in the quarter ended March 31, 2011 increased by $51,000 to $3,400,000 compared to gross profit of $3,349,000 for the quarter ended March 31, 2010. The increase in gross profit is the result of slightly improved margins for both our notation and SmartMusic accessories, which was partially offset by higher software development amortization as a result of the expanding repertoire for SmartMusic.
Operating expenses for the first quarter increased by $222,000 to $3,781,000 compared to operating expenses of $3,559,000 reported in the first quarter last year. This increase is due primarily to the patent litigation accrual, increased sales and marketing expenses due to expansion in our direct educational sales force, and increases in general and administrative expenses primarily due to recruiting for the Chief Executive Officer position. These increases were offset by a reduction in development expenses for personnel costs relating to the open Chief Technology Officer position.
Total cash decreased by $1,453,000 during the first quarter of 2011, to $10,079,000 as of March 31, 2011. The decrease in cash for the first quarter is primarily due to the seasonal pattern of the company’s business and the net cash used in investing and financing activities. During the first quarter, cash of $142,000 was invested in development activities, primarily to expand SmartMusic repertoire. By comparison, during the first quarter of 2010, $105,000 was used in such investing activities. In addition, the company used cash in financing activities of $324,000 during the first quarter of 2011 which included $291,000 used to repurchase 60,000 shares of company common stock under the Stock Repurchase Program, which was announced in November 2010.
Commenting on MakeMusic initiatives, Mr. Koch stated, “As a result of our recent strategic product planning research we believe that there is an opportunity for us to develop new products that address the way today’s consumers want to interact with their music. In order to take advantage of these potential growth opportunities we are implementing an investment program that will be in addition to our normal maintenance-level expenditures. This program will be carried out over the medium term and will include investments in new products, in a repositioning of our current products to take advantage of newer technologies and in building a common technology platform for all of our products.
We believe that investing in the development of this new platform offers the highest potential return on investment at this time. As a result, we are announcing the termination of our share repurchase program effective as of May 6, 2011.”
The company will be hosting a conference call today, May 4, 2011 at 3:30 p.m. CST to discuss these results. Participants should call 877-840-1316 and reference Conference ID Number 60774927. A replay of the conference call will be available through May 13, 2011. To access this replay, please dial 800-642-1687 or 706-645-9291.

MakeMusic, Inc.
Three-Month Results as of March 31, 2011

About MakeMusic, Inc.
MakeMusic®, Inc., a Minnesota corporation, is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software. It has transformed the process by which composers, arrangers, musicians, teachers, students and publishers create, edit, audition, print and publish musical scores. Additionally, MakeMusic is the creator of SmartMusic®, the complete practice tool for band, orchestra and voice and the SmartMusic Gradebook™, the web-based student grading and records management system. Further information about the Company can be found at www.makemusic.com.
Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our intent to continue to expand our sales and marketing initiatives and promotions, our revenue projections, our product release schedules and planned technology investments. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, our ability to hire and retain effective sales agents and successfully implement our marketing and sales strategies, errors in management estimates with respect to the seasonality of our business, fluctuations in general economic conditions including changes in discretionary spending, and those factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.
Financial Tables Follow:
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MakeMusic, Inc.
Statements of Operations
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	3 Months
	Ended March 31,
	2011	2010
Notation revenue	$2,334	$2,568
SmartMusic revenue	1,660	1,432

NET REVENUE	3,994	4,000

COST OF REVENUES	594	651

GROSS PROFIT	3,400	3,349

OPERATING EXPENSES:
Development expenses	1,215	1,322
Selling and marketing expenses	1,233	1,199
General and administrative expenses	1,108	1,038
Patent litigation accrual	225	0

Total operating expenses	3,781	3,559

LOSS FROM OPERATIONS	(381)	(210)

Interest, net	27	26

Net loss before income tax	(354)	(184)

Income tax benefit	(174)	(67)

Net loss	($180)	($117)

Loss per common share:
Basic and diluted	($0.04)	($0.02)

Weighted average common shares outstanding:
Basic and diluted	4,885,616	4,768,095
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MakeMusic, Inc.
Balance Sheets
(In thousands of U.S. dollars, except share data)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,079	$11,532
Accounts receivable (net of allowance of $15 and $20 in 2011 and 2010, respectively)	1,340	1,238
Inventories	164	201
Deferred income taxes, net	2,786	2,786
Prepaid expenses and other current assets	427	252

Total current assets	14,796	16,009

Property and equipment, net	308	342
Capitalized software products, net	2,367	2,424
Goodwill	3,630	3,630
Long term deferred income taxes, net	388	214
Other non-current assets	2	2

Total assets	$21,491	$22,621

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$11	$25
Accounts payable	380	489
Accrued compensation	863	1,372
Other accrued expenses	433	307
Post contract support	150	150
Reserve for product returns	480	380
Current portion of deferred revenue	3,227	3,603

Total current liabilities	5,544	6,326

Capital lease obligations, net of current portion	3	4
Deferred revenue, net of current portion	90	96

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 10,000,000
Issued and outstanding shares — 4,852,572 and 4,895,983 in 2011 and 2010, respectively	49	49
Additional paid-in capital	66,471	66,632
Accumulated deficit	(50,666)	(50,486)

Total shareholders’ equity	15,854	16,195

Total liabilities and shareholders’ equity	$21,491	$22,621

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MakeMusic, Inc.
Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	3 Months
	Ended March 31,
	2011	2010
Cash flows from operating activities
Net loss	($180)	($117)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	277	256
Deferred income taxes, net	(174)	(98)
Share based compensation	133	160
Net changes in assets and liabilities:
Accounts receivable	(102)	(98)
Inventories	37	99
Prepaid expenses and other current assets	(175)	(107)
Accounts payable	(109)	(282)
Accrued expenses and product returns	(268)	(310)
Deferred revenue	(382)	(188)

Net cash used by operating activities	(943)	(685)

Cash flows from investing activities
Purchases of property and equipment	(44)	(68)
Capitalized development and other intangibles	(142)	(105)

Net cash used in investing activities	(186)	(173)

Cash flows from financing activities
Proceeds from stock options exercised	0	6
Payments on redemption of stock options	(18)	0
Repurchase of common stock	(291)	0
Payments on capital leases	(15)	(15)

Net cash used in financing activities	(324)	(9)

Net decrease in cash and cash equivalents	(1,453)	(867)
Cash and cash equivalents, beginning of period	11,532	8,943

Cash and cash equivalents, end of period	$10,079	$8,076

Supplemental disclosure of cash flow information
Interest paid	$1	$2
Income taxes paid	116	97
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